Description
The Mexico Fund, Inc. (the "Fund") is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund's shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "MXF."

Managed Distribution Plan ("MDP")

The Board of Directors of the Fund has authorized quarterly distributions of $0.15 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund's MDP exemptive order. The Fund's Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund's investment performance from the amount of distributions or from the terms of the Fund's MDP.

Highlights
Total Net Assets (million)[1]	$262.82	Daily Average Number of Shares Traded[2]	44,706
NAV per share[1]	$17.52	Outstanding Shares[3]	15,005,224
Closing price[2]	$15.14	Expense Ratio (4/30/2018)	1.62%
Discount	13.58%	Portfolio Turnover (4/30/2018)	11.71%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	5.29%	-2.26%	-9.50%	-5.67%	-6.41%	1.40%
MXF NAV	6.31%	-1.69%	-7.81%	-2.83%	-3.34%	0.53%
EWW NAV[4]	7.84%	-2.96%	-10.35%	-4.06%	-4.25%	-0.16%
MSCI Mexico Index	7.31%	-3.49%	-10.33%	-4.06%	-3.68%	0.15%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3 During June 2018, the Fund repurchased no shares.
4 Source: iShares MSCI Mexico Capped ETF (tracks a Mexico Index produced by MSCI).

Top Ten Holdings (63.89% of Net Assets)
1 América Móvil	13.62%	6 Cemex	4.93%
2 Fomento Económico Mexicano	8.69%	7 Alfa	4.79%
3 Wal-Mart de México	7.21%	8 Ternium	4.24%
4 Grupo Financiero Banorte	7.16%	9 Mexichem	3.73%
5 Grupo México	6.04%	10 Gruma	3.48%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
During June 2018, global equity markets registered mixed returns. The MSCI Index of Developed and Emerging Markets decreased 0.2% and 4.6%, respectively. In the United States, the DJIA decreased 0.6%, while the S&P 500 increased 0.5%. The MSCI Mexico Index increased 7.3% during the month ahead of Presidential elections, and the Mexican peso remained unchanged at Ps. $19.91. The U.S. Federal Reserve increased its overnight interest rate by 25 basis points to a range of between 1.75% and 2.00%, as estimated by most analysts, and increased their expectations for the target interest rate by the end of 2018. The U.S. dollar appreciated 0.5% (measured by the DXY Index5) during June 2018 and the yield on the U.S. 10-year Treasury note stayed flat at 2.86%. The price of oil (measured by West Texas Intermediate) increased 10.8% during the month to $74.1 USD/bbl, as the decision from the Organization of the Petroleum Exporting Countries (OPEC) to increase oil production by approximately 1.0 mbpd was lower than expected.
In local news, Mexican Presidential elections were held on July 1st, in which Mr. Andrés Manuel López Obrador from Morena party was elected President, and will take office on December 1st. Main highlights from the new President's platform include; maintaining prudent debt levels and fiscal responsibility and preserving Mexico´s Central Bank autonomy and a floating exchange rate system. In addition, preliminary results indicate that the coalition of parties supporting Mr. López Obrador won a majority in both the Lower House and the Senate, giving him a strong mandate to implement his policies, the primary focus of which is to tackle corruption. In other news, Mexico´s Central Bank increased its overnight interest rate by 25 basis points to 7.75%.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund's portfolio. The NAV is the value of an entity's assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

5 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.